Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC ANNOUNCES REDEMPTION OF PREFERRED STOCK

AND RELATED APEX SECURITIES

PITTSBURGH, Nov. 9, 2012 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced that it has notified National City Preferred Capital Trust I (the “Trust”) that it will redeem all $500,100,000 aggregate liquidation amount (5,001 shares) of PNC’s Non-Cumulative Perpetual Preferred Stock, Series M (“Preferred Stock”), at a redemption price equal to $100,000 per share, on Dec. 10, 2012, the date the Preferred Stock is issued to the Trust pursuant to the settlement of a Stock Purchase Contract Agreement between the Trust and PNC dated as of Jan. 30, 2008.

Additionally, the Trust has notified the holders of the Trust’s 12% Fixed-to-Floating Rate Normal APEX Securities (NYSE:PNC/PRD) (CUSIP 635421 AA8) (the “Normal APEX”) that on Dec. 10, 2012 (the “APEX Redemption Date”) the Trust will redeem all of the $500,000,000 aggregate liquidation amount outstanding of the Normal APEX of the Trust, at a redemption price equal to $1,000 per Normal APEX, plus any accrued and unpaid distributions on the Normal APEX to the APEX Redemption Date, with the proceeds from the redemption by PNC of the Preferred Stock. The Normal APEX have a current distribution rate of 12.0% and a maturity date of Dec. 10, 2043. The Trust will also redeem all of the $100,000 aggregate liquidation amount of Common Securities issued by the Trust and held by PNC.

The redemptions are consistent with a capital plan submitted to the Board of Governors of the Federal Reserve.

The paying agent for the Normal APEX is Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, DE 19890.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

# # #